Filed Pursuant to Rule 433
Registration No. 333-272447

Canadian Imperial Bank of Commerce Market Linked Securities

Market Linked Securities—Callable with Contingent Coupon with Daily Observation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index® due December 20, 2027

Term Sheet to Preliminary Pricing Supplement dated December 13, 2023

Summary of Terms
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)
Market Measure	The S&P 500® Index (Bloomberg ticker symbol “SPX”), the Russell 2000® Index (Bloomberg ticker symbol “RTY”) and the Nasdaq-100 Index® (Bloomberg ticker symbol “NDX”) (each an “Index,” and collectively the “Indices”)
Face Amount (Original Offering Price)	The principal amount of $1,000 per security
Pricing Date*	December 15, 2023
Issue Date*	December 20, 2023
Final Calculation Day*	December 15, 2027
Stated Maturity Date*	December 20, 2027
Contingent Coupon Payments	On each Coupon Payment Date, you will receive a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the Closing Level of the Lowest Performing Index on each Eligible Trading Day during the relevant Observation Period is greater than or equal to its Coupon Threshold Level. Each quarterly Contingent Coupon Payment, if any, will be calculated per security as follows: ($1,000 × Contingent Coupon Rate) / 4
Contingent Coupon Rate	At least 10.05% per annum, to be determined on the Pricing Date
Observation Period End-Dates *	Quarterly, on the 15th of each March, June, September, and December, commencing March 2024 and ending on the Final Calculation Day, each subject to postponement.
Coupon Payment Dates	Quarterly, on the third Business Day following each Observation Period End-Date, provided that the Coupon Payment Date with respect to the final Observation Period will be the Stated Maturity Date
Observation Periods	Each Observation Period will consist of each day that is a Trading Day for at least one Index (each such day, an “Eligible Trading Day”) from but excluding an Observation Period End-Date as postponed to and including the following Observation Period End-Date as postponed, provided that the first Observation Period will consist of each Eligible Trading Day from but excluding the Pricing Date to and including the first Observation Period End-Date as postponed.
Optional Redemption	We may, at our option, redeem the securities, in whole but not in part, on any Optional Redemption Date. If we elect to redeem the securities prior to stated maturity, you will be entitled to receive on the applicable Optional Redemption Date a cash payment per security equal to the face amount plus any final Contingent Coupon Payment otherwise due.
Optional Redemption Dates*	Quarterly, on the Coupon Payment Dates following each Observation Period End-Date scheduled to occur from March 2024 to September2027, inclusive.
Maturity Payment Amount (per security)

• if the Ending Level of the Lowest Performing Index on the Final Calculation Day is greater than or equal to its Downside Threshold Level: $1,000; or

• if the Ending Level of the Lowest Performing Index on the Final Calculation Day is less than its Downside Threshold Level:

$1,000 × Performance Factor of the Lowest Performing Index on the Final Calculation Day

Lowest Performing Index	For any Eligible Trading Day during an Observation Period, the Index with the lowest Performance Factor on that day
Performance Factor	With respect to an Index on any Eligible Trading Day during an Observation Period, its Closing Level on such day divided by its Starting Level (expressed as a percentage).
Starting Level	For each Index, its Closing Level on the Pricing Date
Ending Level	For each Index, its Closing Level on the Final Calculation Day
Coupon Threshold Level	For each Index, 70% of its Starting Level
Downside Threshold Level	For each Index, 60% of its Starting Level
*Subject to change

Summary of Terms (Continued)

Calculation Agent	CIBC
Denominations	$1,000 and integral multiples of $1,000 in excess thereof
Agent’s Underwriting Discount and Other Fees	Up to 1.075%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.00% and WFA will receive a distribution expense fee of 0.075%.
CUSIP / ISIN	13607XPQ4 / US13607XPQ42
Material Tax Consequences:	See the preliminary pricing supplement.

Hypothetical Payout Profile (Maturity Payment Amount)

If we do not redeem the securities prior to maturity and the Ending Level of the Lowest Performing Index on the Final Calculation Day is less than its Downside Threshold Level, you will have full downside exposure to the decrease in the level of the Lowest Performing Index from its Starting Level and will lose more than 40%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the sum of your Contingent Coupon Payments, if any. You will not participate in any appreciation of any Index, but you will have full downside exposure to the Lowest Performing Index on the Final Calculation Day if we do not redeem the securities prior to maturity and the Ending Level of that Index is less than its Downside Threshold Level.

The Issuer’s estimated value of the securities on the Pricing Date, based on the Issuer’s internal pricing models, is expected to be between $929.30 and $949.30 per security. The estimated value is expected to be less than the original offering price. The estimated value of the securities is not an indication of actual profit to the Issuer or to any of the Issuer’s affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC (“Wells Fargo Securities”) or any other person may be willing to buy the securities from you at any time after issuance. See “The Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement:

https://www.sec.gov/Archives/edgar/data/1045520/000110465923125691/tm2331902d33_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and beginning on page PRS-9 of the accompanying preliminary pricing supplement, and “Risk Factors” beginning on page S-1 of the underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities. If the terms described in the preliminary pricing supplement are inconsistent with those described herein, the terms described in the preliminary pricing supplement will control.

NOT A BANK DEPOSIT AND NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION, THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying underlying supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Structure Of The Securities

•	If We Do Not Redeem The Securities Prior To Maturity, You May Lose A Significant Portion Or All Of The Face Amount Of Your Securities At Maturity.
•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.
•	Whether You Receive A Contingent Coupon Payment On A Coupon Payment Date Will Depend On The Closing Level Of The Lowest Performing Index On Each Eligible Trading Day During The Related Observation Period.
•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.
•	Your Return On The Securities Will Depend Solely On The Performance Of The Lowest Performing Index On Each Eligible Trading Day During The Observation Periods, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.
•	You Will Be Subject To Risks Resulting From The Relationship Between The Indices.
•	You May Be Fully Exposed To The Decline In The Lowest Performing Index On The Final Calculation Day From Its Starting Level, But Will Not Participate In Any Positive Performance Of Any Index, And Your Maximum Possible Return On The Securities Will Be Limited To The Sum Of Any Contingent Coupon Payments.
•	Higher Contingent Coupon Rates Are Associated With Greater Risk.
•	Our Redemption Right May Limit Your Potential To Receive Contingent Coupon Payments.
•	A Coupon Payment Date And The Stated Maturity Date May Be Postponed If An Observation Period End-Date Is Postponed.

Risk Relating To The Credit Risk Of CIBC

•	The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	Our Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

•	Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

•	Our Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Will Not Be An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Or Automatic Call Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Indices

•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities.

Risks Relating To Conflicts Of Interest

•	We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

Risks Relating To Tax

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

•	There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

The Issuer has filed a registration statement (including a prospectus, a prospectus supplement, an underlying supplement and a product supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement, the underlying supplement and the product supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any agent or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement, the underlying supplement and the product supplement if you request them by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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